ITEM 77M
MERGERS

Pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14 (SEC File No. 333-49692) was filed on November 9, 2001 and amended on November 14, 2001. This filing relates to Agreements and Plans of Reorganization between Vision Small Cap Stock Fund, Vision Large Cap Core Fund, Vision Intermediate Term Bond Fund, Vision International Equity Fund, Vision Managed Allocation Fund Conservative Growth,
Vision Managed Allocation Fund Moderate Growth, Vision Managed Allocation Fund Aggressive Growth, Vision Institutional Limited Duration U.S. Government Fund, Vision Pennsylvania Municipal Income Fund, Vision Institutional Prime Money Market Fund, and Vision Treasury Money Market Fund, portfolios of the Vision Group of Funds (the "Acquiring Funds") and Governor Aggressive Growth Fund, Governor Established Growth Fund, Governor Intermediate Term Income Fund, Governor International Equity Fund, Governor Lifestyle Conservative Growth Fund, Governor Lifestyle Moderate Growth Fund, Governor Lifestyle Growth Fund, Governor Limited Duration Government Securities Fund, Governor Pennsylvania Municipal Bond Fund, Governor Prime Money Market Fund, and Governor U.S. Treasury Obligations Money Market Fund, portfolios of the Governor Funds (the "Acquired Funds), whereby the Acquiring Funds acquired all of the assets of the Acquired Funds in exchange for Acquiring Fund shares to be distributed pro rata by the Governor Funds to its shareholders in complete liquidation and termination of the Acquired Funds. As a result, effective
January 8, 2001, each shareholder of the Acquired Funds became the owner of shares in the corresponding Acquiring Fund having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Funds.

The Agreements and Plans of Reorganization providing for the transfer of the assets of the Acquired Funds to the Acquiring Funds were approved by the Governor Funds Board of Trustees at their Regular Meeting held on September 14, 2000 and were also approved by shareholders at a Special Meeting of Shareholders of the Governor Funds held on December 13, 2000.

The Agreements and Plans of Reorganization concerning this acquisition are hereby incorporated by reference from Post-Effective Amendment No. 1 to Form N-14 filed on February 22, 2001. (333-49692)